[bsce letterhead]

October 12, 1999

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Focus Entertainment International, Inc.

Letter pursuant to Item 304(a)(3) of Regulation S-B

Dear Sirs:

This firm audited the financial statements for Focus Entertainment International, Inc. for the year ended June 30, 1998, but not for the year ended June 30, 1999. This firm agrees with the disclosure which Focus Entertainment International, Inc. intends to make, in Item 14 of a Form 10-SB which it intends to file with the Securities and Exchange Commission, of the reasons for its decision to change independent auditing firms.

Very truly yours,

/s/ Brent A. Mudd

Brent A. Mudd

cc: Robert J. Mottern

Michael S. Morrison

Michael Kasson